Exhibit 99.1
On November 22, 2005, Sovereign Bancorp, Inc. issued the following press release.

FINANCIAL CONTACTS:
Mark McCollom	610-208-6426	mmccollo@sovereignbank.com
Stacey Weikel	610-208-6112	sweikel@sovereignbank.com

MEDIA CONTACTS
Ed Shultz	610-207-8753	eshultz1@sovereignbank.com

The Abernathy MacGregor Group 212-371-5999
Mike Pascale
Tom Johnson
SOVEREIGN FILES FORM 8-K
Sovereign Bancorp and Banco Santander Agree to Revised Investment Terms
PHILADELPHIA, Nov. 22 /PRNewswire-FirstCall/ — Sovereign Bancorp, Inc. (NYSE: SOV) announced today that it and Banco Santander Central Hispano, S.A. have revised their Investment Agreement and that they have been advised by the staff of the New York Stock Exchange (NYSE) that the initial issuance of shares to Santander under the Agreement as revised will not require shareholder approval under the NYSE rules. Sovereign acknowledges the effort and governance expertise that NYSE Regulation brought to bear in this matter.
Sovereign said the principal changes to the Agreement include the following:
*	The elimination of both Santander’s veto with respect to the termination of Sovereign’s chief executive officer and the requirement that any new chief executive officer be reasonably acceptable to Santander.

*	The elimination of Santander’s obligation to vote its Sovereign shares in favor of Sovereign’s board nominees.

*	The addition of a “fiduciary out” to provisions in the Agreement that prohibit Sovereign during the pre-closing period from responding to acquisition proposals from third parties and a $200 million termination fee payable to Santander if Santander elects to terminate the Investment Agreement as the result of Sovereign entering into an acquisition agreement with a third party.

*	The elimination of provisions providing for the continuation on the Sovereign board of directors of Sovereign’s directors in office at the time of any future acquisition of Sovereign by Santander for an additional 10-year period.
Sovereign said provisions in the Investment Agreement relating to by-law amendments were revised to clarify that Sovereign’s board is prohibited from adopting by-laws only to the extent any such amendment interferes with Santander’s contractual rights under the Agreement. In addition, the Agreement now provides that Santander’s ability to freely vote any shares in excess of 20% of Sovereign’s outstanding shares will require the approval of Sovereign’s shareholders. Any shares owned by Santander above 20% up to 24.9% will be placed in a voting trust where the trustee will vote any shares in the trust in proportion to the manner in which all other Sovereign shares are voted.
Jay Sidhu, Chairman, President and Chief Executive Officer, said, “We at Sovereign are gratified that the uncertainty surrounding our pending transactions with Santander and Independence Community Bank Corp. has been eliminated. The purpose of our equity issuance to Santander at $27 per share is to enable Sovereign to acquire Independence and to continue delivering above average returns to our shareholders, both over the short term and long term.
“Sovereign stock has appreciated about 225% over the past 10 years, significantly outperforming its peers and we want to continue doing that. We are committed to strong corporate governance and the highest levels of integrity and believe these changes only help us clarify our intentions. Now we can focus our efforts on planning for the integration of Independence that significantly enhances our franchise, attempting to close the acquisition as soon as possible and enhancing shareholder value.”
Sovereign Bancorp, Inc., (“Sovereign”) (NYSE: SOV), is the parent company of Sovereign Bank, a $63 billion financial institution with more than 650 community banking offices, over 1,000 ATMs and approximately 10,000 team members with principal markets in the Northeast United States. Sovereign offers a broad array of financial services and products including retail banking, business and corporate banking, cash management, capital markets, trust and wealth management and insurance. Sovereign is the 18th largest banking institution in the United States. For more information on Sovereign Bank, visit http://www.sovereignbank.com or call 1-877-SOV-BANK.
Sovereign Bancorp, Inc. and its directors and officers may be deemed to be participants in the solicitation of proxies from shareholders of Sovereign in connection with the election of directors at the 2006 annual meeting of shareholders. Information regarding the names of Sovereign’s directors and executive officers and their respective interests in Sovereign by security holdings or otherwise is set forth in

Sovereign’s proxy statement relating to the 2005 annual meeting of shareholders, which may be obtained free of charge at the SEC’s website at http://www.sec.gov and Sovereign’s website at http://www.sovereignbank.com. Additional information regarding the interests of such potential participants will be included in the Proxy Statement and other relevant documents to be filed with the SEC in connection with Sovereign’s 2006 annual meeting of shareholders.
Sovereign Bancorp, Inc. will file a Proxy Statement on Schedule 14A with the SEC in connection with its 2006 annual meeting of shareholders, which, when filed, will be available free of charge at the SEC’s website at http://www.sec.gov. Investors and security holders are advised to read Sovereign’s Proxy Statement, when available, and the other materials to be filed by Sovereign related to the proxy solicitation, when available, because they will contain important information. Investors and security holders may obtain a free copy of the Proxy Statement on Schedule 14A and all other related material to be filed by Sovereign with the SEC (when they are filed and become available) free of charge at the SEC’s website at http://www.sec.gov or by contacting Sovereign’s proxy solicitors, Innisfree M&A Incorporated at 1-888-750-5834 or Mackenzie Partners, Inc. at 1-800-322- 2885. Sovereign also will provide a copy of these materials without charge at the Investor Relations section of its website at http://www.sovereignbank.com.